Exhibit (c)(ix)

Confidential – Preliminary Draft Project Everest Discussion Materials October 22, 2023

Confidential – Preliminary Draft These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Everest to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Project Everest

Confidential – Preliminary Draft Analysis at Various Prices ($ in millions, except per share data) Everest Unaffected Current Analysis at Various Prices (10/19/23) Current Price (10/19/23) $18.71 $20.65 $22.00 $22.50 $23.00 $23.50 $24.00 $24.50 $25.00 % Premium to Current 6.5% 9.0% 11.4% 13.8% 16.2% 18.6% 21.1% % Premium to Unaffected as of 10/4/23 ($18.71) 10.4% 17.6% 20.3% 22.9% 25.6% 28.3% 30.9% 33.6% % Premium to 30-Day VWAPą ($17.74) 5.4% 16.4% 24.0% 26.8% 29.6% 32.4% 35.3% 38.1% 40.9% % Premium to 60-Day VWAPą ($17.37) 7.7% 18.9% 26.7% 29.6% 32.4% 35.3% 38.2% 41.1% 44.0% % Premium to 90-Day VWAPą ($18.03) 3.8% 14.6% 22.0% 24.8% 27.6% 30.4% 33.1% 35.9% 38.7% % Premium to 52-Week Highą ($22.27) (16.0%) (7.3%) (1.2%) 1.0% 3.3% 5.5% 7.8% 10.0% 12.3% (x) FDSO 174.2 174.3 174.3 174.3 174.4 174.4 174.4 174.4 174.4 Equity Value $3,259 $3,599 $3,835 $3,923 $4,010 $4,098 $4,185 $4,273 $4,360 (+) Debt — — — — -(-) Cash (366) (366) (366) (366) (366) (366) (366) (366) (366) Enterprise Value $2,893 $3,233 $3,469 $3,557 $3,644 $3,732 $3,819 $3,907 $3,994 Multiples Analysis Enterprise Value to: Metric CY23E Revenue (Mgmt.) $374 7.7x 8.6x 9.3x 9.5x 9.7x 10.0x 10.2x 10.4x 10.7x CY24E Revenue (Mgmt.) 469 6.2 6.9 7.4 7.6 7.8 8.0 8.1 8.3 8.5 CY24E Growth-Adj. Revenue (Mgmt.)² 25.4% 0.24x 0.27x 0.29x 0.30x 0.31x 0.31x 0.32x 0.33x 0.34x CY23E Gross Profit (Mgmt.) $299 9.7x 10.8x 11.6x 11.9x 12.2x 12.5x 12.8x 13.1x 13.4x CY24E Gross Profit (Mgmt.) 375 7.7 8.6 9.3 9.5 9.7 10.0 10.2 10.4 10.7 CY24E Growth-Adj. Gross Profit (Mgmt.)Ë› 25.4% 0.30x 0.34x 0.36x 0.37x 0.38x 0.39x 0.40x 0.41x 0.42x CY23E Adj. EBITDA (Mgmt.) $72 40.1x 44.8x 48.0x 49.2x 50.5x 51.7x 52.9x 54.1x 55.3x CY24E Adj. EBITDA (Mgmt.) 106 27.4 30.6 32.8 33.6 34.5 35.3 36.1 37.0 37.8 CY24E Growth-Adj. EBITDA (Mgmt.)² 25.4% 1.08x 1.20x 1.29x 1.33x 1.36x 1.39x 1.42x 1.46x 1.49x CY23E Adj. EBITDA (Consensus) $70 41.3x 46.1x 49.5x 50.7x 52.0x 53.2x 54.5x 55.7x 57.0x CY24E Adj. EBITDA (Consensus) 90 32.2 35.9 38.6 39.5 40.5 41.5 42.5 43.4 44.4 CY24E Growth-Adj. EBITDA (Consensus)² 23.3% 1.38x 1.54x 1.65x 1.70x 1.74x 1.78x 1.82x 1.86x 1.90x 3 Project Everest Source: Company filings, FactSet (10/19/23), Management Projections Note: Analysis assumes ~174.3mm shares at current price (and TSM); Includes 168.1mm basic shares outstanding and 6.2mm dilutive securities as of 10/20/23 1. Relative to unaffected date of 10/4/23 2. Calculated as TEV / ’24E Metric / ’23E-’24E Revenue Growth

Confidential – Preliminary Draft

Illustrative Financial Analysis Summary

($ in millions, except per share data)

Valuation as of 9/30/23

Unaffected 30D VWAP: $17.74 (10/4/23) | Vista 10/21/23 Bid: $23.00[1] | Current TEV: $3,233 | Current FY24E Consensus Multiples: 35.9x / 6.9x

	Key Metrics and Methodologies	Implied Share Price	Implied TEV	Implied FY24E EBITDA Multiple[2]	Implied FY24E Revenue Multiple[2]	Impl. Prem. To 10/4/23 Unaffected 30D VWAP
DCF: PGR	*DCF – PGR Method (5.0% - 7.0% PGR)* *Disc. Rate: 12.5% - 13.5%* *Imp. Terminal EBITDA Multiple (NTM): 6.8x - 10.6x*	$13.71 – $18.72	*$2,023 - $2,896*	*19.1x - 27.4x*	*4.3x - 6.2x*	*(22.7%) - 5.5%*
DCF: Terminal Multiple	*DCF – Terminal Multiple Method (9.0x - 13.0x NTM EBITDA)* *Disc. Rate: 12.5% - 13.5%* *Imp. PGR: 7.0% - 8.0%*	$15.87 – $21.24	*$2,399 - $3,335*	*22.7x - 31.5x*	*5.1x - 7.1x*	*(10.6%) - 19.7%*
Trading Multiples	*Trading EBITDA Multiples[3]* *FY24E EBITDA: $106* *Multiple Range: 25.0x - 33.0x*	$17.27 – $22.12	*$2,643 - $3,489*	*25.0x - 33.0x*	*5.6x - 7.4x*	*(2.7%) - 24.7%*
Precedent Transactions	*Precedent Transactions* *NTM EBITDA: $94* *Precedent Multiple Range: 25.0x - 40.0x*	$15.58 – $23.67	*$2,350 - $3,759*	*22.2x - 35.6x*	*5.0x - 8.0x*	*(12.2%) - 33.4%*
Reference	*Average of PV of FSP from FY23-FY26* *NTM EBITDA Multiple starting at 30.0x and stepped down to 22.0x - 26.0x by FY26* *Disc. Rate: 14.0%*	$23.23 – $25.09	*$3,682 - $4,006*	*34.8x - 37.9x*	*7.8x - 8.5x*	*30.9% - 41.4%*
Reference	*SOTP: Trading EBITDA Multiples[4]* *FY24E Enterprise EBITDA: $14 / FY24E SMB EBITDA: $97* *Multiple Range: 30.0x - 35.0x / 28.0x - 36.0x*	$20.05 – $24.90 ($2.80 - $3.19 | $15.63 - $20.08)	*$3,128 - $3,973*	*29.6x - 37.6x*	*6.7x - 8.5x*	*13.0% - 40.3%*
Reference	*SOTP: Precedent Transactions[6]* *NTM Enterprise Rev.: $181 / NTM SMB EBITDA: $91* *Precedent Multiple Range: 4.0x - 5.0x / 30.0x - 40.0x*	$21.84 – $28.07 ($4.58 - $5.62 | $15.64 - $20.83)	*$3,440 - $4,526*	*32.5x - 42.8x*	*7.3x - 9.6x*	*23.1% - 58.2%*
Reference	*LBO (WholeCo Exit): 6.5x Leverage[7]* *'28E Exit EBITDA: 22.0x - 26.0x* *Required IRR: 17.5% - 22.5%*	$19.24 – $26.18	*$2,986 - $4,197*	*28.2x - 39.7x*	*6.4x - 8.9x*	*8.4% - 47.5%*
Reference	*Analyst Price Targets (As of Unaffected Date)* *25th - 75th Percentile (Based on Available Analysts)*	$21.00 – $24.50	*$3,294 - $3,904*	*31.2x - 36.9x*	*7.0x - 8.3x*	*18.3% - 38.1%*
Reference	*52-Week Trading Range (As of Unaffected Date)*	$15.44 – $22.27	*$2,325 - $3,515*	*22.0x - 33.2x*	*5.0x - 7.5x*	*(13.0%) - 25.5%*
Reference	*Premiums Paid to Unaffected 30D VWAP (Majority Transaction)* *Premiums Paid: 25.0% - 40.0%*	$22.18 – $24.84	*$3,499 - $3,963*	*33.1x - 37.5x*	*7.5x - 8.4x*	*25.0% - 40.0%*

SOTP Valuation Excludes Implied Tax Impact / Share to be Netted Against SOTP Value in Taxable Separation:[5] ($0.50) - ($1.04)

Implied Share Price Range: Enterprise | SMB (Totals also incl. $1.62 of unallocated cash / sh.)

Legend: Enterprise | SMB

Source: Management Projections, FactSet (10/19/23)

1. Incorporates Vista's internal view of 12/31/23 cash balance
2. Implied multiples based on Management Projections for 2024E EBITDA and Revenue, respectively
3. Implies ~1.00-1.30x growth adjusted EBITDA based on peers and 25.4% growth rate

EVERCORE 4 Project Everest

4. Implies a range of 1.35x – 1.55x 2024E growth adjusted EBITDA and 2.2x – 2.5x 2024E Revenue for Enterprise. Implies a range of 1.00x – 1.30x 2024E growth adjusted EBITDA and 9.8x – 12.6x 2024E Revenue for SMB
5. Calculated using midpoint Enterprise valuations implied by peer and precedent methodologies
6. For the Enterprise segment (NTM growth rate of ~20%), implies ~0.22x growth adjusted Revenue (EQT / BillTrust transaction's growth adjusted revenue multiple). Implies a range of 10.1x – 13.4x NTM Revenue for SMB
7. LBO Incorporates $9mm-$12mm of annual public company cost savings over the forecast period (2023E-2028E)

Confidential – Preliminary Draft

Selected Publicly Traded Companies – Valuation Metrics

($ in millions, expect per share data)

Company	Share Price 10/19/23	Market Cap	Total Enterprise Value	TEV / Revenue CY23E	TEV / Revenue CY24E	TEV / REV / G[1] CY24E	TEV / EBITDA CY23E	TEV / EBITDA CY24E	TEV / EBITDA / G[1] CY24E
Enterprise Peers									
Everest Enterprise	-	-	-	-	-	-	-	-	-
ACI Worldwide	$21.47	$2,349	$3,272	2.3x	2.1x	0.32x	8.4x	7.8x	1.18x
Flywire	28.41	3,826	3,237	12.3	9.9	0.41	NM	NM	NA
Payoneer	5.87	2,422	1,895	2.7	2.4	0.18	11.2	9.8	0.72x
Paymentus	14.93	1,905	1,746	2.9	2.4	0.12	39.9	31.2	1.53x
AvidXchange	9.04	1,929	1,636	4.4	3.7	0.20	NM	41.4	2.25x
Mean				**4.9x**	**4.1x**	**0.24x**	**19.8x**	**22.5x**	**1.42x**
Median				**2.9**	**2.4**	**0.20**	**11.2**	**20.5**	**1.36**
SMB Peers									
Everest SMB	-	-	-	-	-	-	-	-	-
Bill Holdings	$102.50	$11,571	$10,770	9.1x	7.4x	0.32x	NM	NM	NA
Paylocity	196.05	10,964	10,675	8.3	6.9	0.36	25.4	20.8	1.07
Paycor	24.65	4,425	4,959	8.3	7.1	0.42	27.5	22.9	1.35
Doximity	22.06	4,719	3,846	8.6	7.7	0.70	19.6	17.4	1.58
Evercommerce	9.87	1,923	2,371	3.4	3.1	0.26	16.3	14.2	1.21
Definitive	7.58	1,212	1,122	4.5	3.9	0.29	16.1	13.8	1.02
Phreesia	15.76	963	850	2.4	1.9	0.07	NM	NM	NA
Weave Comm.	7.27	559	472	2.8	2.5	0.17	NM	NM	NA
Mean				**5.9x**	**5.1x**	**0.32x**	**21.0x**	**17.8x**	**1.25x**
Median[2]				**6.4**	**5.4**	**0.30**	**19.6**	**17.4**	**1.21**
WholeCo Unaffected (10/4/23)									
Everest WholeCo Cons.	$18.71	$3,259	$2,893	7.6x	6.2x	0.26x	41.3x	32.2x	1.38x
Everest WholeCo Mgmt.	18.71	3,259	2,893	7.7	6.2	0.24	40.1	27.4	1.08
Mean				**5.5x**	**4.7x**	**0.29x**	**20.5x**	**19.9x**	**1.32x**
Median				**4.4**	**3.7**	**0.29**	**17.9**	**17.4**	**1.21**
Weighed Average[3]				**4.9**	**4.2**	**0.26**	**18.9**	**17.8**	**1.23**
Memo:									
Current									
Everest WholeCo Cons.	$20.65	$3,599	$3,233	8.5x	6.9x	0.30x	46.1x	35.9x	1.54x
Everest WholeCo Mgmt.	20.65	3,599	3,233	8.6	6.9	0.27	44.8	30.6	1.20

Source: Company filings, FactSet (10/19/23), Management Projections
Note: Everest, Flywire, AvidXchange, and Payoneer financials calculated on a net revenue basis
Note: Everest based on Management Projections except where indicated as Consensus; EBITDA represents segments burdened by allocated corporate overhead
Note: EBITDA multiple means and medians only include meaningful values. Multiples shown as NM are >45x or negative

1. Calculated as TEV / '24E Metric / '23E-'24E Revenue Growth
2. WholeCo Peers represent the peer median for all Enterprise and SMB Peers
3. Weighted averages represent each segment's peer median multiple weighted by Everest's revenue contribution for revenue and gross profit multiples, and by Everest's EBITDA contribution for EBITDA multiples

EVERCORE 5 Project Everest